Exhibit 99.1

Sent via electronic delivery

June 23, 2026

Keely Moxley

Donohoe Advisory Associates LLC

9801 Washingtonian Blvd Ste 340

Gaithersburg, MD 20878

RE:	Aditxt, Inc. (Symbol: ADTX)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 7352C-26

Dear Ms. Moxley:

The Nasdaq Hearings Panel (the “Panel) has determined to deny the request of Aditxt, Inc. (the “Company”) to continue its listing on The Nasdaq Stock Market (“Nasdaq” or the “Exchange”) subject to the conditions described below. Trading in the Company’s common stock will be suspended at the open of trading on June 25, 2026.

In making its decision, the Panel considered the entire record, which is incorporated by reference into this decision. Background information about the Company, including its business description, financial information, market data and compliance history is set forth in the Listing Qualifications Staff’s June 4, 2026 memo to the Panel. The Company had the opportunity to correct anything it believed to be inaccurate in that memo. A hearing on this matter was held on June 11, 2026.

Listing Standards at Issue. The Company is in violation of Listing Rules 5550(a)(2), the “Bid Price Rule,” and 5550(b)(1), the “Equity Rule.”

Panel Hearing. At the hearing, the Company’s senior management and outside advisors outlined its compliance plan for the Panel. The Company describes itself as a social innovation platform founded for the purpose of discovering, developing, and deploying promising health innovations. Over the past several years, the Company has built and advanced multiple subsidiaries addressing significant unmet healthcare needs across early cancer detection, cancer treatment selection, and autoimmune diseases. The Company has three separate subsidiaries, each representing a distinct patient need, technology platform and timeline to value creation.

The Company represented that Ignite Proteomics (“Ignite”) is one of its three subsidiaries and the only one that is currently revenue-generating. Adimune™ and Pearsanta, Inc. – the other two subsidiaries – are in the near-term and future term clinical stages, respectively. The Company’s interim chief executive officer, Mr. Jeffrey Busch, explained that he joined the Company eight days prior to the hearing and has experience in building up companies that have been in trouble. Mr. Busch told the Panel that he played an integral role in the Company’s entering into a binding agreement (“Agreement”) on June 8, 2026, with a SPAC, Copley Acquisition Corp. (NYSE: COPL), to complete a business combination with Ignite for a value of $150 million. Following the merger, both Copley and Ignite will become subsidiaries of a newly formed public holding company with Mr. Busch as holding company CEO and a new CEO will be hired for the Company. The Company represented that it plans to recognize an approximately $125 million increase in shareholder’s equity following the merger. The Company plans to hold a shareholder meeting regarding the business combination on September 14, 2026 and has requested that the Panel grant them an exception until September 15, 2026 to finalize the business combination and regain compliance with the Equity Rule.

The Company also represented that on July 23, 2026, it plans to hold a special shareholder meeting to seek approval for a reverse stock split (“RSS”) at a ratio between 1-for-5 and 1-for-250, targeting a post-split price of approximately $5 per share. The Company has requested an exception from the Panel until August 21, 2026 to regain compliance with the Bid Price Rule.

Panel Analysis and Conclusions. Based on the information presented, the Panel has determined to delist the Company’s securities from the Exchange. The Panel does not believe that the Company provided a compelling plan to regain compliance with the Equity Rule. The Panel expressed skepticism as to why Ignite, which was initially purchased by the Company in March 2026 for $35 million, had increased in value to $150 million in such a short period of time. The Company explained that a clinical study released by the Dana-Farber Cancer Institute noted that Ignite had the only commercially available system that was better than the standard protocols, which caused the increase in Ignite’s value. The Panel noted that notwithstanding the publication of the clinical study and the announcement of the sale of Ignite, investors did not respond to the Company’s stock price in a favorable way.

Additionally, the Panel does not believe that the Company has demonstrated a compliance plan that will enable it to maintain Bid Price compliance going forward. The Company confirmed to the Panel that after the spinoff of Ignite, the two remaining subsidiaries currently have no revenue generating drugs or devices and the Company’s income statement presented to the Panel reflected a Company loss of approximately $5 million per quarter. As noted by the Staff, the Company has completed seven RSS to date and has implemented an RSS as recently as May 18, 2026, but was still unable to regain Bid Price Rule compliance. Staff also note that the Company’s stock has closed below the minimum $1 bid price requirement for fifty percent of the trading days over the past two years. In light of these concerns, the Panel does not believe that an exception to the Exchange’s Listing Rules is warranted.

Accordingly, the Company’s common stock will be delisted from the Exchange.

The Company may request that the Nasdaq Listing and Hearing Review Council review this Decision. A written request for review must be received within 15 days from the date of this Decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are available here. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this Decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (301) 978-8183.

Sincerely,

/s/ Marsha Dixon
Marsha Dixon
Hearings Advisor
The Nasdaq Stock Market LLC
Office of the General Counsel